Credit Suisse Asset Management Income Fund
10f-3 Transactions
"For the Period July 1, 2002 through December 31, 2002"


Date	Security				Broker 		Price 	Par (000)	% of Offering	% of Assets	Syndicate Member

*   	   				   		   	   	   	   	<c>	   **
7/17/02	"Berry Plastics Corp., 144A"
	"10.75%, 7/15/12"				Chase Manhattan Bank		100	 700 	0.2800%	0.03514%	CSFB

10/4/02	"Brand Services,Inc., 144A"
	"12.00%, 10/15/12"				Chase Manhattan Bank		97.19	" 1,500 "	1.0000%	0.07549%	CSFB

12/18/02	"Sanmina-SCI Corp., 144A"
	"10.375%, 1/15/10"				Goldman Sachs		100	" 5,000 "	0.6700%	0.32000%	CSFB
